Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-202081) on Form S-8 of Pathfinder Bancorp, Inc. of our report dated June 28, 2021, with respect to the statements of net assets available for benefits of Pathfinder Bancorp, Inc. 401(k) Savings Plan as of December 31, 2020 and 2019, the related supplemental schedule as of December 31, 2020, which report appears in the December 31, 2020 on Form 11-K of Pathfinder Bancorp, Inc. 401(k) Savings Plan.

/s/ Bonadio & Company, LLP
Bonadio & Company, LLP
Syracuse, New York
June 28, 2021